SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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O.A.K. FINANCIAL CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
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December 10, 2008

To Our Shareholders:

In response to our recent distribution of proxy materials, several shareholders have asked for a “plain English” summary of our reasons for participation in the U.S. Treasury’s Capital Purchase Program (“CPP”), also known as the Troubled Assets Relief Program (“TARP”).

As you know, we’re asking you and our other shareholders to allow us to issue preferred shares, which is a requirement for CPP participation. Unlike many bank holding companies that already have authority to issue preferred shares, we do not and require your approval to do so. Although we’re seeking authority to issue up to 500,000 shares, our current intent is to use no more than 20,000 shares (“CPP Preferred”) and to only make them available to the Treasury. Other preferred shares may be made available to our shareholders and the general public if we need to raise additional capital at some future date.

It’s important for you to know that we haven’t made the final decision to participate in the CPP. While it’s likely that we’ll do so, we’re continuing to evaluate our position. It’s crucial, however, that we have the flexibility to participate if that’s determined to be best for our shareholders and for the future of our company. If the proposal to issue preferred shares isn’t approved, we’ll have shut the door on an important alternative and will not reap any benefits from the CPP.

In the preceding paragraph, I used the phrase “…best for our shareholders and for the future of our company.” Our Board of Directors and management unanimously recommend supporting the proposal because we believe it represents a unique opportunity to create additional value for all shareholders and to position our company for continued, careful growth. That’s best for everyone.

In addition, we believe that most of our primary competitors will participate in the CPP and be strengthened by doing so. If we don’t follow suit, we’re very likely to find ourselves at a significant competitive disadvantage, which could harm our shareholders and our company.

A number of shareholders have asked the following questions:

“Will the preferred shares affect my common stock dividend?"

Our common stock dividend is primarily determined by our financial performance and is declared quarterly by our Board. As long as we meet our dividend obligations on the CPP Preferred, the process for determining our common dividend will remain unchanged. We know that regular dividend payments are important to many of our shareholders and, while I can’t predict the future, I can assure you that our directors are committed to sustaining our dividend payments.

Some shareholders concluded from reading the proxy material that our dividend will be suspended if we participate in the CPP. That’s absolutely not correct. If our CPP Preferred dividend payments are current and our financial performance justifies it, our common share dividends will continue.

“Will the preferred shares dilute my ownership or lower the value of my shares?"

Issuing CPP Preferred alone will not result in ownership dilution for common shareholders. In addition, deploying the additional capital wisely should ultimately enhance the value of your investment in our company.

As of this date, the Treasury hasn’t determined whether we’ll participate in the CPP as a public or a private company. Both require us to issue warrants for the purchase of additional shares, either common or preferred, depending upon our designation. In neither case, however, do we expect material dilution to the number of our outstanding common shares.

“Will the government become more involved in operating our company?"

Banking is already one of the most heavily-regulated U.S. industries. As such, the government is already deeply involved in monitoring and influencing our day-to-day operations. We don’t believe that CPP participation will result in any additional burden. In the unlikely event, however, that we fail to pay dividends on the CPP Preferred for six consecutive quarters, the government would have additional rights. Those rights are described in the proxy statement.

“Is my vote important?"

Your vote is essential. In order for the proposals to pass, a majority of the outstanding shares must vote in favor of them. If you don’t vote, your shares are counted against the proposals. Abstentions also count as “no” votes.

Summary

Positioning our company to participate in the Capital Purchase Program is in the best interests of all shareholders. Gaining affordable capital will strengthen our company. Using that capital wisely will create opportunities for improved earnings and enhanced shareholder value.

The Board and management strongly recommend that you vote FOR the proposals.

If you’ve already voted and would like to change your vote, you may do so until our special shareholders’ meeting on December 22. A new proxy and a return envelope are enclosed for your convenience.

We’re facing a uniquely challenging economic environment and it’s crucial that we have all the available tools, including the Capital Purchase Program, to ensure our continued success. Thank you for carefully considering the potential shareholder impact as you cast your votes. I urge you to call (616-588-7420) or e-mail (pgill@BankAtByron.com) with any questions or if you need additional information about these very important proposals.

Sincerely,

/s/ Patrick K. Gill

Patrick K. Gill
President and CEO

Shareholders are encouraged to review the definitive proxy statement dated November 21, 2008, which was filed with the SEC in connection with the special meeting and the proposed authorization of preferred shares. The directors, officers and employees of OAK Financial Corporation may solicit proxies as described in the proxy statement. The definitive proxy statement is available free of charge at the SEC's web site (http://www.sec.gov) or from us by calling 616-588-7420.